Via U.S. Mail and Fax
Mr. William Billiard
Chief Financial Officer
Portrait Corporation of America, Inc.
815 Matthews-Mint Hill Road
Matthews, North Carolina 28105

								February 6, 2006

RE:		Portrait Corporation of America, Inc.
		Form 10-K for the fiscal year ended December 31, 2004
		File No. 000-23747

Dear Mr. Billiard:

	We have completed our review of your Form 20-F and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director
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Mr. David A. R. Evans
Salem Communications Corporation
November 29, 2004
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE